Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

December 27, 2001

Dear Sir/Madam:

We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K/A dated December 27, 2001 of Kroll Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP
Arthur Andersen LLP




cc:  Mr. Michael A. Petrullo,
       Acting Chief Financial Officer,
       Vice President and Controller,  Kroll Inc.